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                                                                    EXHIBIT 99.1

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ReDOX TECHNOLOGY CORPORATION
340 North Sam Houston Parkway East #250                          PRESS
Houston, TX 77060                                               RELEASE
TEL: 281-445-0020  FAX: 281-445-0022
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                                                            APRIL 17, 1998

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                           ReDOX RECEIVES INFORMATION
                             ON ANTICIPATED FUNDING

APRIL 17, 1998

HOUSTON, TX - ReDOX Technology Corporation (OTCBB-RDOX) - In a facsimile dated April 15, 1998 and received at the Company's headquarters after business hours yesterday afternoon, ReDOX Technology Corporation was given news by its funding group on the much anticipated, but still undelivered, first round of capital to be provided to ReDOX. The facsimile to ReDOX states in full:

     RE: ReDOX Funding

     "We apologize for the delay in closing the above reference transaction. Due to the world economic conditions, there have been some delays that were beyond our control. Although many of the problems still remain, we are working around them, and plan to close the first part within the next thirty days."

ReDOX Technology Corporation President Richard A. Szymanski was quoted as saying, "We have remained confident at all times that this funding would come, and the delays we encountered are not unprecedented, nor particularly unusual in situations involving complex, international financing arrangements. We must all keep our sights on the goal, which is to establish a long-term, viable corporation offering the best high-energy density storage technology for the next century. It is by staying the course we have set that we will properly carry out our duty to enhance shareholder value and make a worthy contribution to the generations to come."

Szymanski went on to further describe aspects of the company's technology. "Many labs are looking hard for a new kind of battery. ReDOX Technology may have what everyone's been looking for. Continued expansion of the market for portable computers, cellular telephones, rechargeable tools and appliances - and any viability at all for electric vehicles - all depend on development of smaller, lighter batteries with higher storage density."

"Early prototypes indicate a potentially much higher energy density than advanced lead-acid batteries and other batteries under development. Aqueous aluminum-sulfur batteries function at room temperature, avoiding the complicated insulation required for sodium-sulfur batteries. Unlike nickel-cadmium and nickel metal hydride batteries, the materials are inexpensive and readily available - and are easily recyclable and pose no environmental hazard."

"Ordinarily, room-temperature sulfur, an insulator, would not be of any use in batteries. But interfacing sulfur with an aqueous, sulfur-saturated polysulfide solution converts it from an insulator to a conductor. The prototype battery containing a solid sulfur cathode, polysulfide interface, and aluminum anode, generates 1.3 V and has an energy density of as much as 220 W h/kg. This is several times higher than the energy density of existing lead-acid batteries. The sulfur-aluminum battery would last more than twice as long as a conventional alkaline battery. The solid sulfur cathode developed ("heart of the technology") has a capacity of more than 900 A h/kg - more than 90% of the theoretical storage capacity of solid sulfur at room temperature it is accessed through a lightweight, highly conductive, aqueous polysulfide interface through an electrocatalyzed reaction directly reducing elemental sulfur at room temperature."

"ReDOX Technology is exploring ideas they have for improving performance further, for specific applications, before moving into development of a commercial product for those companies we currently have confidentiality agreements with."

ReDOX Technology Corporation common stock trades on the Over-the-Counter Electronic Bulletin Board Service (OTCBB) of the NASD under the symbol RDOX.


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